Exhibit 99.1
Sabine Royalty Trust
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR MAY AND 2011 RESERVE QUANTITIES
     Dallas, Texas, May 4, 2011 — U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.34503 per unit, payable on May 31, 2011, to unit holders of record on May 16, 2011. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for February 2011 and the gas production for January 2011. Preliminary production volumes are approximately 33,600 barrels of oil and 636,248 Mcf of gas. Preliminary prices are approximately $88.85 per barrel of oil and $4.28 per Mcf of gas.
The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	33,600	636,248	$88.85	$4.28
Prior Month	45,081	730,104	$85.89	$4.22
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of April, approximately $232,000 of revenue received will be posted in the following month of May in addition to normal receipts during May. Since the close of business in April and prior to this press release, approximately $1,094,000 in revenue has been received.
     Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2011, attributable to the Trust from the properties appraised are approximately 5.6 million barrels of oil and 36.9 billion cubic feet of gas with a future net value of approximately $479,236,000 with a discounted value at 10% of $227,838,000 with the estimated quantities of this year’s reserve estimate of 5.6 million barrels of oil and 36.9 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 1, 2011 and is available to all unitholders at this time on the SEC website and Sabine’s website.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Toll Free — 800.365.6541